Exhibit 99.2

FOR IMMEDIATE RELEASE

Press Release

Company Contact: Judy A.E. Dale Vice President, Marketing Communications and Investor Relations Credence Systems Corporation Phone: 408-635-4309 FAX: 408-635-4986 E-mail: judy_dale@credence.com

Dr. Graham Siddall Retires as Credence Systems’

Executive Chairman of the Board

MILPITAS, California, October 31, 2005 – Credence Systems Corporation (Nasdaq: CMOS), a leading provider of test solutions from design to production for the worldwide semiconductor industry, today announced that Dr. Graham Siddall has stepped down as executive chairman and as a member of the Credence Board of Directors. Siddall has served as executive chairman of Credence since January 2005, after serving as president and chief executive officer since 1999. Dave Ranhoff succeeded Siddall as the company’s president and chief executive officer earlier this year.

“My retirement was a planned next step in the strategic succession plan developed by the executive team and the board of directors several years ago,” said Dr. Graham Siddall. “Dave has leveraged his experience at Credence to ensure a smooth transition in corporate leadership and I have great faith in his ability to provide the company with the strategic vision required to maintain its technological edge. My tenure at Credence has been exciting, demanding and challenging, but after twenty-five years in the semiconductor equipment industry, I’m looking forward to having more time to devote to my other interests. I am very proud of what we’ve accomplished at Credence during my tenure and I’m especially grateful for the loyalty, dedication and commitment shown by our employees during my time with the company.”

“Graham was instrumental in leading Credence during a period of rapid technological change and economic uncertainty in the semiconductor industry,” said Dave Ranhoff, president and chief executive officer of Credence Systems Corporation. “He strategically built the company into an industry leader and I appreciate his support over the last year to ensure a smooth transition in leadership.”

Dr. Graham Siddall has served as chairman of the board of directors and chief executive officer since August 2001. Before joining Credence Systems Corporation, Dr. Siddall was an executive vice president of KLA-Tencor Corporation, a leading supplier of process control and yield management equipment for the semiconductor industry. Prior to the merger of Tencor Instruments and KLA Instruments, Dr. Siddall served as chief operating officer and executive vice president of Tencor Instruments. He has served as president of research, development and engineering at GCA Corporation in addition to various senior management positions at Hewlett-Packard Laboratories, W.W. Hansen Laboratory of Physics at Stanford University and Rank Taylor Hobson.

About Credence

Credence Systems Corporation is the industry’s leading provider of design-to-test solutions for the global semiconductor industry. With a commitment to applying innovative technology to lower the cost-of-test, Credence delivers competitive cost and performance advantages to integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. A global, ISO 9001-certified company with a presence in 20 countries, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

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Credence is a registered trademark, and Credence Systems is a trademark of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.